EXHIBIT 4.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Biotech Products Services and Research, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Non-Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

RESOLVED, that Section 1 (Designation and Amount) of the Series A Non-Convertible Preferred Stock Certificate of Designation be amended to increase the authorized number of shares constituting such series to Four Hundred (400). The $0.001 per share par value and $0.001 per share stated value shall remain unchanged.

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

/s/
Al Mitrani
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 1-5-15